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Exhibit 23.4

CONSENT OF EUROMONITOR INTERNATIONAL

        Euromonitor International hereby consents to (a) the inclusion of the market information from the Euromonitor Integrated Market Information System and provided by Euromonitor International to Hertz Global Holdings, Inc. (the "Company") in the Registration Statement on Form S-1 (File No. 333-135782), and any related prospectuses, of the Company filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration by the Company of shares of its common stock, par value $0.01 per share and (b) the filing of this consent as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

EUROMONITOR INTERNATIONAL
By:	/s/ TIM KITCHIN Name: Tim Kitchin Title: Research Director

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CONSENT OF EUROMONITOR INTERNATIONAL